Maine & Maritimes Corporation 3rd Quarter Earnings Web Cast

PRESQUE ISLE, ME -- 11/07/2005 -- Maine & Maritimes Corporation (AMEX: MAM) today announced that an audio web cast to outline the 3rd quarter earnings and financial information will be held on Thursday, November 10, 2005 at 3:00 p.m. (Eastern Standard Time). The web cast will feature MAM President and CEO, J. Nick Bayne.

What:

Maine & Maritimes Corporation
Third Quarter 2005 Earnings Web Cast
When:

November 10, 2005 @ 3:00 p.m. Eastern Standard Time

Where:

http://www.investorcalendar.com/IC/ClientPage.asp?ID=97425

How:

Simply log on to the web at the address above and register for the event. If you are unable to participate during the live web cast, the event will be available for re-play at www.maineandmaritimes.com or http://www.vcall.com/.

Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility. MAM is also the parent company of The Maricor Group, its Canadian subsidiary, The Maricor Group, Canada Ltd, and its US subsidiary The Maricor Group, New England., both engineering, asset development and lifecycle asset management services companies; Maricor Properties Ltd, a Canadian real estate development and investment company, and its Canadian subsidiaries Mecel Properties Ltd and Cornwallis Court Developments Ltd; and Maricor Technologies, Inc., a technology based subsidiary. MAM's headquarters are in Presque Isle, Maine and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Boston, Massachusetts, and Portland, Maine. MAM's corporate website is www.maineandmaritimes.com

Cautionary Statement Regarding Forward Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. These "forward-looking statements" are subject to risks and uncertainties, which could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these risks and uncertainties are discussed and identified in Maine & Maritimes Corporation's public filings made with the Securities and Exchange Commission, and include (but are not limited to) a possible inability to raise adequate capital to execute proposed strategies, changes in overall strategy due to economic, regulatory, governmental and/or market conditions, the costs and difficulties related to integration of potentially acquired businesses, potential changes in customer and supplier relationships of potentially acquired firms, changes in governmental regulations, changes in management, and changes in financial markets.

Contact:
Annette N. Arribas, CTP
VP Investor Relations and Treasurer
Phone: 207.760.2402
Toll-free in US and Canada:  877.272.1523
E-Mail:  aarribas@maineandmaritimes.com